Exhibit 23. 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Applied DNA Sciences, Inc.
Stony Brook, New York

We hereby consent to the inclusion in this Amendment No. 1 to Post-Effective Amendment No. 1 on Form S-1 Registration Statement, our report which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated December 15, 2008, relating to the consolidated financial statements of Applied DNA Sciences, Inc. and to all references to our Firm under the caption “Experts” appearing in the Registration Statement and related Prospectus.

/S/ RBSM LLP

New York, New York
February 19, 2009